                                                                    EXHIBIT 11.1

                          COINMACH LAUNDRY CORPORATION

                         COMPUTATION OF LOSS PER SHARE

                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                   SIX-MONTH
                                                   TRANSITION
                                      YEAR ENDED  PERIOD ENDED APRIL 5, 1995 TO
                                      MARCH 28,    MARCH 29,    SEPTEMBER 29,
                                         1997         1996           1995
                                      ----------  ------------ ----------------
LOSS AVAILABLE TO STOCKHOLDERS:
  Loss before extraordinary items.... $  (10,227)  $   (2,523)    $   (6,116)
  Extraordinary items, net...........       (296)      (8,925)
                                      ----------   ----------     ----------
  Net loss........................... $  (10,523)  $  (11,448)    $   (6,116)
                                      ==========   ==========     ==========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Common shares......................  9,232,530    7,774,017      7,774,017
EARNINGS PER COMMON SHARE:
  Loss before extraordinary items.... $    (1.11)
  Extraordinary items, net...........      (0.03)
                                      ----------
  Net loss........................... $    (1.14)
                                      ==========
PRO FORMA EARNINGS PER COMMON SHARE:
  Loss before extraordinary items....              $    (0.32)    $    (0.79)
  Extraordinary items, net...........                   (1.15)           --
                                                   ----------     ----------
  Net loss...........................              $    (1.47)    $    (0.79)
                                                   ==========     ==========